Exhibit (i)


VEDDER PRICE

                                                                    [LETTERHEAD]



                                                                  March 26, 2002


Scudder Value Series, Inc.
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Scudder Value Series, Inc., a Maryland Corporation (the "Fund"), in connection with the public offering from time to time of any or all of those three billion, forty million authorized shares of common stock, par value $.01 per share ("Shares"), that have been classified and designated as Scudder Contrarian Fund, Scudder-Dreman High Return Equity Fund and Scudder-Dreman Small Cap Value Fund (each, a "Portfolio" and collectively, the "Portfolios"). The Shares have been further classified and designated as Class A Shares, Class B Shares, Class C Shares and Class I Shares (each, a "Class" and collectively, the "Classes"), as follows: 320,000,000 have been further classified and designated as Scudder Contrarian Fund Class A Shares, 320,000,000 as Scudder Contrarian Fund Class B Shares, 80,000,000 as Scudder Contrarian Fund Class C Shares, and 80,000,000 as Scudder Contrarian Fund Class I Shares; 560,000,000 as
Scudder-Dreman   High  Return  Equity  Fund  Class  A  Shares,   560,000,000  as
Scudder-Dreman   High  Return  Equity  Fund  Class  B  Shares,   140,000,000  as
Scudder-Dreman  High  Return  Equity  Fund  Class C Shares  and  140,000,000  as
Scudder-Dreman   High  Return  Equity  Fund  Class  I  Shares;   320,000,000  as
Scudder-Dreman Small Cap Value Fund Class A Shares, 320,000,000 as Scudder-Dreman Small Cap Value Fund Class B Shares, 80,000,000 as Scudder-Dreman Small Cap Value Fund Class C Shares, 80,000,000 as Scudder-Dreman Small Cap Value Fund Class I Shares, and 40,000,000 as Scudder-Dreman Small Cap Value Fund Class S shares.

         We are counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Fund's Articles of Incorporation filed October 15, 1987, as amended by the Articles


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Scudder Value Series, Inc.
March 26, 2002
Page 1


Supplementary filed January 25, 1988, the Articles Supplementary filed February 26, 1988, the Articles Supplementary filed December 28, 1990, the Articles Supplementary filed March 24, 1992, the Articles of Amendment filed September 8, 1995, the Articles Supplementary filed September 8, 1995, the Articles of Amendment filed December 5, 1996, the Articles of Amendment filed July 23, 1997, the Articles Supplementary filed July 23, 1997, the Articles Supplementary filed January 28, 1998, the Articles Supplementary filed March 25, 1998, the Articles of Amendment filed April 6, 1998, the Articles Supplementary filed January 30, 2001, the Articles of Amendment filed May 24, 2001, and the Articles of Amendment filed January 17, 2002 (collectively, the "Articles") were duly authorized by the Board of Directors of the Fund; that the Fund's Bylaws, adopted January 13, 1988, amended June 21, 1995, January 21, 1998 and November 29, 2000 (the "Bylaws") were duly authorized by the Board of Directors of the Fund; that the Articles and Bylaws are presently in full force and effect and have not been amended in any material respect except as provided above; and that the resolutions adopted by the Board of Directors of the Fund on January 13, 1988, December 7, 1990, March 19, 1992, June 21, 1995, November 19, 1996, May
21, 1997, July 15, 1997,  January 21, 1998,  March 18, 1998,  November 29, 2000,
May 23, 2001 and September 26, 2001 relating to organizational matters, securities matters, and the issuance of shares are presently in full force and effect and have not been amended in any material respect, we advise you and opine that (a) the Fund is a corporation validly existing under the laws of the State of Maryland and is authorized to issue Shares in the Portfolios and Classes; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Articles and the receipt by the Fund of a purchase price not less than the net asset value per Share, and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applied have been complied with, assuming that the Fund continues to validly exist as provided in (a) above and assuming that the number of Shares issued by the Fund does not exceed the number of Shares authorized for each Portfolio and each Class, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Directors and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                          Very truly yours,

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Scudder Value Series, Inc.
March 26, 2002
Page 2


                                       /s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ

RJM/DAS